Exhibit 99.1
Keros Therapeutics Reports Recent Business Highlights and Fourth Quarter and Full Year 2025 Financial Results

LEXINGTON, Mass., March 4, 2026 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today provided a business update and reported financial results for the fourth quarter and full year ended December 31, 2025.

“The previous year was an important period of transition for the Company, during which we sharpened our strategic priorities,” said Jasbir S. Seehra, Ph.D., President and Chief Executive Officer. “With that foundation in place, our attention is firmly on execution – advancing rinvatercept into a Phase 2 clinical trial in patients with Duchenne muscular dystrophy (“DMD”) and engaging regulators on the design of a Phase 2 clinical trial in patients with amyotrophic lateral sclerosis (“ALS”). With a strong foundation in place, our focus remains on bringing potential meaningful benefit to patients and creating long-term value for our stockholders.”

Recent Corporate Highlights:

•Board and leadership changes:
◦In February 2026, Keros announced the appointment of Charles Newton to its board of directors, effective March 9, 2026. Concurrent with Mr. Newton joining Keros’ Board of Directors, Carl Gordon, Ph.D., C.F.A., will step down as a director of the Company.
◦Esther Cho, J.D., Senior Vice President, General Counsel, was promoted to Chief Legal Officer, effective February 24, 2026.

Selected Anticipated Program Milestones:

•Rinvatercept for the treatment of DMD and for the treatment of ALS:
◦The Company expects to commence a Phase 2 clinical trial of rinvatercept in patients with DMD in the second quarter of 2026.
◦The Company plans to engage regulators on the design of a Phase 2 clinical trial of rinvatercept in patients with ALS in the second half of 2026.

2025 Financial Results

Keros reported a net loss of $23.5 million for the fourth quarter and net income of $87.0 million for the year ended December 31, 2025, as compared to a net loss of $46.0 million for the fourth quarter and a net loss of $187.4 million for the year ended December 31, 2024. The decrease in net loss for the fourth quarter and the net income for the year was largely due to revenue related to Keros’ license agreement with Takeda Pharmaceuticals U.S.A., Inc. (“Takeda”), partially offset by research and development efforts as well as additional investments to support the achievement of Keros’ clinical and corporate goals.

Research and development expenses were $17.9 million for the fourth quarter and $129.6 million for the year ended December 31, 2025, as compared to $45.6 million for the fourth quarter and $173.6 million for the year ended December 31, 2024. The decrease in research and development expenses for the fourth quarter and the year was primarily due to the transition of elritercept-related research and development expenses to Takeda.
General and administrative expenses were $11.7 million for the fourth quarter and $46.8 million for the year ended December 31, 2025, as compared to $10.7 million for the fourth quarter and $40.8 million for the year ended December 31, 2024. The increase in general and administrative expenses for the year was primarily due to an increase in external expenses, partially offset by a decrease in compensation costs, including stock-based compensation costs, in connection with a reduction in headcount.

Keros’ cash and cash equivalents as of December 31, 2025 was $287.4 million compared to $559.9 million as of December 31, 2024. The decrease in cash and cash equivalents for the year was primarily driven by Keros’ share repurchase with certain stockholders and cash tender offer. Based on current operating assumptions, Keros expects that its cash and cash equivalents as of December 31, 2025 will enable the Company to fund its planned operating expenses and capital expenditure requirements into the first half of 2028.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. Keros is a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including skeletal muscle, bone, adipose, heart tissue and blood. By leveraging this understanding, Keros has discovered and is developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, rinvatercept, is being developed for the treatment of DMD and for the treatment of ALS. Keros’ most advanced product candidate, elritercept, is being developed for the treatment of cytopenias, including anemia and thrombocytopenia, in patients with myelodysplastic syndrome and in patients with myelofibrosis.

Cautionary Note Regarding Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipates,” “believes,” “continue,” “expects,” “enable,” “potential” and “will” or similar expressions are intended to identify forward-looking statements. Examples of these forward-looking statements include statements concerning: Keros’ expectations regarding its growth, strategy, progress and the design, objectives and timing of its clinical trials for rinvatercept, including its regulatory plans; and Keros’ expected cash runway. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among others: Keros’ limited operating history and historical losses; Keros’ ability to raise additional funding to complete the development and any commercialization of its product candidates; Keros’ dependence on the success of its product candidates, rinvatercept and elritercept; that Keros may be delayed in initiating, enrolling or completing any clinical trials; competition from third parties that are developing products for similar uses; Keros’ ability to obtain, maintain and protect its intellectual property; and Keros’ dependence on third parties in connection with manufacturing, clinical trials and preclinical studies.

These and other risks are described more fully in Keros’ filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q, filed with the SEC on November 5, 2025, and its other documents subsequently filed with or furnished to the SEC, including the Company’s Annual Report on Form 10-K as of and for the year ended December 31, 2025. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except to the extent required by law, Keros undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Justin Frantz
jfrantz@kerostx.com

617-221-6042

Media Contact:
Mahmoud Siddig / Adam Pollack / Brooks Hussey
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

KEROS THERAPEUTICS, INC.
Consolidated Statements of Operations
(In thousands, except share and per share data)
(Unaudited)

	THREE MONTHS ENDED DECEMBER 31,		YEAR ENDED DECEMBER 31,
	2025	2024	2025	2024
REVENUE:
Service and other revenue	385	42	38,706	550
License revenue	—	3,000	205,355	3,000
Total revenue	385	3,042	244,061	3,550
OPERATING EXPENSES:
Research and development	(17,912)	(45,631)	(129,643)	(173,629)
General and administrative	(11,743)	(10,665)	(46,849)	(40,754)
Total operating expenses	(29,655)	(56,296)	(176,492)	(214,383)
INCOME (LOSS) FROM OPERATIONS	(29,270)	(53,254)	67,569	(210,833)
OTHER INCOME (EXPENSE), NET:
Research and development incentive income	—	1,238	—	1,238
Dividend income	4,022	6,519	24,867	23,496
Other income (expense), net	273	(229)	(539)	(954)
Total other income, net	4,295	7,528	24,328	23,780
Income (loss) before income taxes	(24,975)	(45,726)	91,897	(187,053)
Income tax provision	1,514	(300)	(4,883)	(300)
Net income (loss)	$(23,461)	$(46,026)	$87,014	$(187,353)
Net income (loss) attributable to common stockholders—basic and diluted	$(23,461)	$(46,026)	$87,014	$(187,353)

Weighted-average common stock outstanding—basic	27,198,653	40,337,720	37,221,211	37,437,652
Weighted-average common stock outstanding—diluted	27,198,653	40,337,720	37,859,106	37,437,652

Net income (loss) per share of common stock — basic	$(0.86)	$(1.14)	$2.34	$(5.00)
Net income (loss) per share of common stock — diluted	$(0.86)	$(1.14)	$2.30	$(5.00)

KEROS THERAPEUTICS, INC.
Consolidated Balance Sheets
(In thousands, except share and per share data)
(Unaudited)

	DECEMBER 31,
	2025	2024

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$287,415	$559,931
Accounts receivable	3,567	2,742
Prepaid expenses and other current assets	22,202	26,220
Current income tax receivable	2,250	—
Total current assets	315,434	588,893
Operating lease right-of-use assets	16,841	19,251
Property and equipment, net	4,297	4,237
Restricted cash	1,449	1,449
Other long term assets	—	2,056
TOTAL ASSETS	$338,021	$615,886
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,967	$4,602
Current portion of operating lease liabilities	2,408	1,978
Accrued expenses and other current liabilities	16,039	20,870
Total current liabilities	20,414	27,450
Operating lease liabilities, net of current portion	14,475	16,883
Total liabilities	34,889	44,333
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, par value of $0.0001 per share; 10,000,000 shares authorized as of December 31, 2025 and December 31, 2024; no shares issued and outstanding	—	—
Series A junior participating preferred stock, par value of $0.0001 per share; 500,000 and no shares authorized as of December 31, 2025 and December 31, 2024, respectively; no shares issued and outstanding	—	—
Common stock, par value of $0.0001 per share; 200,000,000 authorized as of December 31, 2025 and December 31, 2024; 40,670,466 issued and 19,543,706 outstanding as of December 31, 2025 and 40,554,705 shares issued and outstanding as of December 31, 2024	4	4
Treasury stock, at cost; 21,126,760 and no shares as of December 31, 2025 and December 31, 2024, respectively	(384,558)	—
Additional paid-in capital	1,169,451	1,140,328
Accumulated deficit	(481,765)	(568,779)
Total stockholders’ equity	303,132	571,553
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$338,021	$615,886